As filed with the Securities and Exchange Commission on March 9, 2012.

Registration No. 333-115245

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________

Vertro, Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-0348835
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
143 Varick Street
New York, New York 10013
(212) 231-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________

John B. Pisaris
General Counsel
143 Varick Street
New York, New York 10013
(212) 231-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________

Copies of Correspondence to:
Jeremy D. Siegfried, Esq.
Porter, Wright, Morris & Arthur, LLP
41 South High Street
Columbus, Ohio 43215
Telephone: (614) 227-2000
Fax: (614) 227-2100
____________________________________

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [_]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

EXPLANATORY STATEMENT

Deregistration of Securities

On May 6, 2004, Vertro, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (Registration No. 333-115247) (as amended, the “Registration Statement”) to register the sale of 1,200,000 shares (on a post-split basis) of the Company’s common stock, $0.005 par value per share (the “Common Stock”), as post-effectively amended on September 3, 2004, by the Company. The purpose of this Post-Effective Amendment No. 2 to Form S-3 Registration Statement is to withdraw and remove from registration the unissued and unsold shares of Common Stock previously registered under the Registration Statement.

On March 1, 2012, pursuant to the terms of the Agreement and Plan of Merger (“Merger Agreement”), dated October 16, 2011, by and among Vertro, Inc. (“Vertro”), Inuvo, Inc. (“Inuvo”), and Anhinga Merger Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of Inuvo, Merger Sub merged with and into Vertro, with Vertro surviving as a wholly owned subsidiary of Inuvo (the “Merger”).

As a result of the Merger, Vertro has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertakings made by Vertro in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remained unsold at the termination of such offering, Vertro hereby removes from registration any securities registered under the Registration Statement which remain unsold.
As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 2 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 9, 2012.

Vertro, Inc.

By:	/s/ John B. Pisaris
John B. Pisaris
General Counsel & Secretary

COLUMBUS/1622796v.1